AMENDMENT TO LOAN AGREEMENT

Dated August 22, 2017

This AMENDMENT to Loan Agreement (the “Amendment to Loan Agreement”) has been made by and between Anatoliy Kanev, sole officer and director of Unicobe Corp. (the “Mr. Kanev”) and Unicobe Corp. (the “Company”), whose address is Serdike 17A, ap. 37, Sofia, Bulgaria, 1000.

The purpose of the Amendment to Loan Agreement: The Company and Mr. Kanev have entered into that certain Loan Agreement dated May 21, 2014 (the “Loan Agreement). The Company requests an extension of funds for proceeding business operations and Mr. Kanev has agreed to loan to the Company additional $30,000 US DOLLARS (the “Additional Loan”) on the terms and conditions written below. Here the parties have agreed to the following:

1.

In accordance to this Amendment to Loan Agreement Mr. Kanev has agreed to loan to the Company the Additional Loan for purposes permitted in the Loan Agreement on any demand of the Company that does not exceed the sum limit of Thirty Thousand Dollars ($30,000) starting the date this Amendment has been signed;

2.

The Company will request the Loan if the Company fails to sell more than 50% of total shares offering; The Company will request to loan the minimum amount required for its further operations and development, to wit $30,000 or less, depending on the percentage of shares offering sold;

3.	The Additional Loan is non-interest bearing, secured and payable upon demand;

4.	The Additional Loan from Mr. Kanev to the Company is subject to the same terms and conditions as the Loan Agreement;

5.	The Additional Loan is available for the Company until the Company starts generating revenues to remain operational and pay off the bills.

Repayments of the Loan:

The repayment of the Additional Loan to Mr. Kanev by the Company will start when the Company will earn sufficient revenues to cover all liabilities and expenses. The Company is obliged to repay Mr. Kanev the amount of funds loaned by the Company from Mr. Kanev for the period of time since inception of the Company till the date of the last loan.

In witness thereof the parties have agreed to the terms and conditions written above as of August 22, 2017.

Authorized signature of:

Anatoliy Kanev/ Unicobe Corp.                       /s/Anatoliy Kanev